Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Fletcher McCusker – Chairman and CEO	Alison Ziegler – General Information
Kate Blute – Director of Investor and Public Relations	Susan Garland – Analyst Information
520/747-6600	212/445-8300
Cynthia Martin – Media Information
312/640-6741

FOR IMMEDIATE RELEASE

Providence Service Corporation Reports

Fourth Quarter and Year End 2003 Financial Results

Highlights:

•	Revenue grew by 41% over same quarter last year

•	Client census grew to 13,371 from 10,730 a year ago, a 25% increase

•	Total direct contracts and contracts of managed entities increased by 28% from 158 to 202

TUCSON, ARIZONA – March 3, 2004 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter of 2003, the company reported net income available to common stockholders of $1.1 million, or $0.13 per diluted share. This compares to a net loss available to common stockholders of $5.2 million or ($2.58) per diluted share in the quarter ended December 31, 2002, which included a $3.6 million charge for the change in fair value of the Company’s put warrant obligations. Revenue was $16.3 million for the fourth quarter of 2003, an increase of 41% from $11.6 million for the comparable period in 2002.

For the year, including IPO related expenses, the net loss available to common stockholders was $1.1 million, or ($0.25) per diluted share. Excluding IPO related expenses (see reconciliation), net income available to common stockholders for 2003 was $3.3 million or $0.55 per diluted share. In 2002, the Company reported a net loss available to common stockholders of $4.3 million and a loss per diluted share of ($2.19). Revenue increased 42% to $59.3 million in 2003 from $41.8 million in 2002.

Providence’s direct client census grew to 5,729 at December 31, 2003, a 31% increase from 4,375 at December 31, 2002. Managed client census grew 20% to 7,642 at December 31, 2003 as compared to 6,355 at December 31, 2002. The number of direct contracts increased from 111 at December 31, 2002 to 134 at December 31,

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5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Providence Service Corporation Reports Fourth Quarter Financial Results

2003. Contracts of managed entities grew from 47 to 68 over the same period. Managed revenue, which represents revenue of the not-for-profit social services organizations the Company manages in return for a negotiated management fee, increased to $17.0 million for the three months ended December 31, 2003 from $12.2 million for the same period one year ago. For the full year 2003, managed revenue increased to $62.8 million from $46.1 in 2002. Managed revenue is presented to provide investors with an additional measure of the size and depth of the operations under Providence’s direction and can help investors understand trends in management fee revenue.

Fletcher McCusker, Chairman and CEO of Providence, commented, “This has been a banner year for Providence. We completed a successful IPO and have grown in every benchmark that we monitor, including revenue, contracts, locations, clients and profits. Our strategy of providing creative alternatives to institutional care while generating savings to state governments continues to resonate in the marketplace. We grew our home and community based services in 2003 by entering into new markets and expanding our presence in existing markets. We opened new locations in Delaware, Florida, Oklahoma, Maine, Texas and the District of Columbia in 2003. In Florida, where the state’s entire child welfare program is being privatized, Providence or its managed entities was selected to provide child welfare services to three Florida districts in the fourth quarter. In addition, in January 2004 we acquired Dockside Services, an Indiana-based youth services provider. These markets all provide solid growth opportunities for expansion of our services in 2004. In addition, we are working hard to attract business and acquisition targets to build on our prospects for growth.”

In the Company’s press release on February 9, 2004, Providence forecasted 2004 revenues of between $80-$83 million and diluted earnings per common share of between $0.70-$0.72. Operating expenses are expected to be between 86% and 87% of revenue for the full year with a net margin of approximately 8%. The Company expects a tax rate of 40% in 2004. For the first quarter of 2004, Providence forecasted revenues of between $18.0-$18.4 million and diluted earnings per common share of between $0.12-$0.14. Operating expenses are expected to be between 90% and 91% of revenue for the quarter with an expected net margin of approximately 5.5%.

Providence will hold a conference call at 11:00 a.m. ET (9:00 a.m. MT) on Thursday, March 4, 2004. Interested parties are invited to listen to the call live over the Internet at www.provcorp.com or www.fulldisclosure.com or by dialing (800) 218-0713. International callers should dial (303) 262-2130. A replay of the teleconference will be available on www.provcorp.com and www.fulldisclosure.com. A replay will also be available until March 11, 2004 by dialing (800) 405-2236 or (303) 590-3000, and using passcode 570278.

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Providence Service Corporation Reports Fourth Quarter Financial Results

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 202 government contracts in 17 states and the District of Columbia.

In addition to the financial results prepared in accordance with generally accepted accounting principles (GAAP) provided throughout this document, we have provided certain non-GAAP measurements, which present our earnings on a pro forma basis excluding certain expenses related to our Initial Public Offering (IPO). Details of the excluded items and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures are presented in the table below. The non-GAAP measures do not replace the presentation of our GAAP financial results. We have provided this supplemental non-GAAP information because we believe it provides meaningful comparisons of the results of our operations for the periods presented in this press release. The non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. The items excluded in the non-GAAP measures pertain to certain items that are considered to be material so that exclusion of the items would, in management’s belief, enhance a reader’s ability to compare the results of our business after excluding these items.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, contracts or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s other filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports Fourth Quarter Financial Results

The Providence Service Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(UNAUDITED)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002[1]
Revenues:
Home and community based services	$11,335	$8,412	$42,294	$31,745
Foster care services	2,940	2,529	10,513	7,456
Management fees	2,073	661	6,469	2,567

	16,348	11,602	59,276	41,768
Operating expenses:
Client service expense	12,358	10,897	45,373	35,842
General and administration expense	1,736	1,657	6,120	4,319
Depreciation and amortization	215	171	904	704

Total operating expenses	14,309	12,725	52,397	40,865

Operating income (loss)	2,039	(1,123)	6,879	903

Other (income) expense:
Interest expense, net	75	3,990	1,562	1,460
Write-off of deferred financing costs	—	—	412	—
Put warrant accretion	—	—	631	3,569
Equity in (earnings) loss of unconsolidated affiliate	93	(63)	(64)	(247)

Income (loss) before income taxes	1,871	(5,050)	4,338	(3,879)
Provision for income taxes	730	79	1,692	52

Net income (loss)	1,141	(5,129)	2,646	(3,931)
Preferred stock dividends	—	97	3,749	387

Net income (loss) available to common stockholders	$1,141	$(5,226)	$(1,103)	$(4,318)

Earnings (loss) per common share:
Basic	$0.13	$(2.58)	$(0.25)	$(2.19)

Diluted	$0.13	$(2.58)	$(0.25)	$(2.19)

Weighted-average number of common shares outstanding:
Basic	8,482	2,029	4,432	1,970

Diluted	8,783	2,029	4,432	1,970

[1]	In May 2003, we changed our fiscal year end from June 30 to December 31. As a result, the consolidated financial data for the year ended December 31, 2002 are derived from our unaudited consolidated financial statements.

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Providence Service Corporation Reports Fourth Quarter Financial Results

The Providence Service Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(UNAUDITED)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$15,004	$1,019
Accounts receivable, net	9,199	6,227
Held-to-maturity investments	3,973	—
Management fee receivable	3,577	1,455
Prepaid expenses and other	947	250
Deferred tax asset	617	628

Total current assets	33,317	9,579
Property and equipment, net	1,772	1,119
Note receivable from not-for-profit affiliate	407	461
Goodwill	13,429	12,188
Intangible assets, net	986	348
Deferred tax asset	1,543	—
Other assets	1,834	1,099

Total assets	$53,288	$24,794

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,001	$1,614
Accrued expenses	4,732	4,085
Current portion of capital lease obligations	89	114
Current portion of long-term obligations	1,494	3,571

Total current liabilities	7,316	9,384
Capital lease obligations, less current portion	139	87
Long-term obligations, less current portion	2,100	10,744
Put warrant obligation	—	3,569
Mandatorily redeemable convertible preferred stock	—	5,652

Stockholders’ equity (deficit):
Common stock	8	2
Additional paid-in capital	51,773	2,301
Accumulated deficit	(7,930)	(6,827)

	43,851	(4,524)
Less—treasury shares, at cost	118	118

Total stockholders’ equity (deficit)	43,733	(4,642)

Total liabilities and stockholders’ equity (deficit)	$53,288	$24,794

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Providence Service Corporation Reports Fourth Quarter Financial Results

The Providence Service Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(UNAUDITED)

	Twelve months ended December 31,
	2003	2002[1]
Operating Activities
Net income (loss)	$2,646	$(3,931)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	534	435
Amortization	370	269
Amortization of deferred financing costs and discount on investment	66	—
Deferred income taxes	815	(37)
Equity in earnings of unconsolidated affiliate	(64)	(247)
Stock compensation	175	1,567
Put warrant accretion	631	3,569
Write-off of deferred financing costs upon retirement of debt	412	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable, net	(2,972)	(772)
Management fee receivable	(1,507)	(1,138)
Prepaid expenses and other	(516)	209
Accounts payable	(618)	327
Accrued expenses	283	575

Net cash provided by operating activities	$255	$826

Investing activities
Purchase of property and equipment	(949)	(230)
Purchase of held-to-maturity investments	(3,956)	—
Acquisition of businesses, net of cash acquired	(2,972)	(7,927)
Restricted cash for contract performance	(447)	—
Distributions received from unconsolidated affiliate	126	190

Net cash used in investing activities	(8,198)	(7,967)

Financing Activities
Net proceeds/(payments) on revolving note	(3,213)	1,712
Payments of capital leases	(193)	(199)
Repayments of long-term debt	(12,957)	(258)
Proceeds from long-term debt	3,350	7,000
Proceeds from common stock offering, net	36,217	(29)
Payment of preferred stock dividend	(1,071)	—
Debt financing costs	(205)	(825)
Net cash provided by financing activities	21,928	7,401

Net increase in cash	13,985	260
Cash at beginning of period	1,019	759

Cash at end of period	$15,004	$1,019

[1]	In May 2003, we changed our fiscal year end from June 30 to December 31. As a result, the consolidated financial data for the year ended December 31, 2002 are derived from our unaudited consolidated financial statements.

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Providence Service Corporation Reports Fourth Quarter Financial Results

The Providence Service Corporation

Reconciliation of Non-GAAP Financial Measures

Diluted Earnings Per Share Excluding IPO Related Expenses

(in thousands, except per share data)

(UNAUDITED)

Twelve months ended December 31, 2003
Numerator:
Net loss available to common stockholders	$(1,103)
Add:
IPO consent fee to preferred stockholders	3,500
Settlement of put warrant	631
Write-off of deferred financing costs (net of tax)	251

Numerator for basic earnings per share—income available to common stockholders excluding IPO related expenses	3,279
Effect of dilutive securities:
Preferred stock dividends and convertible notes	365
Numerator for diluted earnings per share—income available to common stockholders excluding IPO related expenses after assumed conversions	$3,644

Denominator:
Denominator for basic earnings per share—weighted-average shares	4,432
Effect of dilutive securities:
Preferred stock conversion	1,149
Warrants	459
Convertible debt	351
Common stock options	283

Dilutive potential common shares	2,242

Denominator for diluted earnings per share, excluding IPO related expenses—adjusted weighted-average shares and assumed conversion	6,674

Diluted earnings per share, excluding IPO related expenses	$0.55

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